Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in the Offering Circular constituting a part of this Offering Statement on Form 1-A, as it may be amended, of our Independent Auditor’s Report dated April 28, 2022 relating to the balance sheets of Wireless Electrical Grid LAN, WiGL Inc. as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity/(deficit), and cash flows for the year ended December 31, 2021 and for the period from February 26, 2020 (inception) to December 31, 2020, and the related notes to the financial statements.

/s/ Artesian CPA, LLC

Denver, CO

February 14, 2023

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com